Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on (Form S-8) pertaining to the Materion Corporation Savings and Investment Plan (As Amended and Restated as of January 1, 2009) of our reports (a) dated March 9, 2011, with respect to the consolidated financial statements and schedule of Materion Corporation and the effectiveness of internal control over financial reporting of Materion Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, and (b) dated June 22, 2010, with respect to the financial statements and schedule of the Materion Corporation Savings and Investment Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Cleveland, Ohio
May 4, 2011	/s/ Ernst & Young LLP